Exhibit 99.1

G Squared and Transfix Mutually Agree to Terminate Business Combination Agreement

Partnership extended via new private financing

CHICAGO and NEW YORK, Oct. 11, 2022 /PRNewswire/ -- G Squared Ascend I Inc. (NYSE: GSQD) ("G Squared Ascend I"), a publicly traded special purpose acquisition company sponsored by affiliates of G Squared, and Transfix, Inc. ("Transfix"), the Intelligent Freight Platform™, a digital freight startup driving modern supply chain performance with its AI platform, today announced the mutual termination of their previously announced business combination agreement due to current public market conditions.

Concurrently, G Squared and New Enterprise Associates, Inc. (NEA) will lead a private round of investment to support Transfix's continued growth. As part of this financing, G Squared's Founder & Managing Partner, Larry Aschebrook, will join Transfix's Board of Directors.

Lily Shen, CEO and President, Transfix said, "We have fostered a strong partnership with G Squared and NEA, who continue to believe in our business and the opportunity ahead. This funding will allow us to continue investing in our technology and innovation, advancing Transfix's modern solutions for shippers and carriers, and delivering on the access, ease, and reliability the industry deserves. We continue to enjoy the support of our customers who value the power and flexibility of our business model, and we remain incredibly excited about our ability to drive impact at scale."

Larry Aschebrook of G Squared said, "Transfix's team of freight industry and technology experts continues to raise the bar across the sector as they work to move goods more seamlessly and sustainably. G Squared is confident in Transfix and its prospects and will continue to support Transfix as a private company."

"We initially partnered with Transfix at the Series B in 2016, and since then we have been impressed with the efficiency and sustainability impacts the company has had on the shipping logistics industry," said Carmen Chang, General Partner, NEA. "We are confident in Transfix's long-term future, and look forward to our continued partnership throughout their next chapter of growth as a pioneer of the modern supply chain."

Additional information regarding the termination of the business combination agreement is provided in a Current Report on Form 8-K filed by G Squared Ascend I with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

About G Squared

G Squared is a global venture capital firm that partners with dynamic companies throughout their life cycles as a complete capital solutions provider, working to create value for companies, investors, employees, and other stakeholders. The firm focuses on investments in growth-stage technology companies and has invested in over 110 portfolio companies since it was founded in 2011. The firm's affiliate, G Squared Ascend, offers transformative private companies a path to public markets via SPAC. For more information on G Squared and its portfolio, visit: www.gsquared.com. For more information on G Squared Ascend I, visit: www.gsquaredascend.com.

About Transfix

Transfix drives modern supply chain impact at scale with its Intelligent Freight Platform™. By combining enterprise-grade, machine-learning technology with intuitive software and dedicated supply chain experts, Transfix is enabling organizations to deliver with high performance and high reliability, drive long-term strategy and capacity planning, take empty miles off the road, and optimize their networks, at scale. Today, Transfix connects shippers to nearly 30,000 carriers with real-time, many-to-many freight matching and the visibility they need to make their supply chains more efficient and environmentally responsible. Learn more at Transfix.io.

Forward Looking Statements

The information in this communication may contain statements that are not historical facts but are "forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and within the meaning of "safe harbor" provisions under the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this communication, regarding G Squared Ascend I's and Transfix's decision to terminate the business combination, G Squared's future investment in Transfix, and the makeup of Transfix's board of directors, are forward-looking statements. When used in this communication, the words "could," "should," "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, G Squared Ascend I and Transfix disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication. G Squared Ascend I and Transfix caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either G Squared Ascend I or Transfix. Should one or more of the risks or uncertainties described in this communication, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of G Squared Ascend I's final prospectus filed on February 8, 2021, and Quarterly Reports on Form 10-Q, in each case, under the heading "Risk Factors," and other documents of G Squared Ascend I filed, or to be filed, with the SEC. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in G Squared Ascend I 's periodic filings with the SEC, including G Squared Ascend I's final prospectus for its initial public offering filed with the SEC on February 8, 2021. G Squared Ascend I's SEC filings are available publicly on the SEC's website at www.sec.gov.

Media Contact

The Bulleit Group for G Squared Ascend I
gsquared@bulleitgroup.com

Chelsea Horn, Carve Communications for Transfix
chelsea@carvecomms.com